MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

November 3, 2020

VIA FEDERAL EXPRESS & E-MAIL

Sigmarenopro, Inc. Aloni Noa’kh St. 1 Kiryat Motzkin 26402 Israel Attention: Aamar Omar, President & CEO E-Mail: info@sigmarenopro.com

Re: Sigmarenopro, Inc.

Resignation of Auditor – Michael Gillespie & Associates, PLLC

Dear Messrs. Omar:

Michael Gillespie & Associates, PLLC (“MGA”) is the PCAOB registered auditor for the issuer Sigmarenopro, Inx. (the “Company”). Effective immediately, MGA resigns as the Company’s auditor.

Please be advised that the facts and circumstances that led to MGA’s resignation – some of which are discussed below – may constitute a “reportable event” that the Company must disclose. Specifically, pursuant to Regulation S-K, Item 304, 17 CFR § 229.304, when the principal accountant for an issuer resigns, the Company is required to disclose in an SEC Form 8-K whether there were any “disagreements” that led to that resignation. Id. (emphasis added). Pursuant to Instruction Number 4 of Item 304, the term “disagreements” “shall be interpreted broadly” to include “auditing scope or procedure which (if not resolved to the satisfaction of the former accountant) would have caused it to make reference to the subject matter of the disagreement in connection with its report.” (emphasis added).

The relationship between an issuer and its auditor must be characterized by complete candor and full disclosure regarding all aspects of the issuer’s business operations so that the auditor can properly exercise professional judgment on the financial reporting decisions made by the management.

During the course of MGA’s audit of the Company’s financial statements for the year ended June 30, 2020, the Company neglected to share information that was contradictory to the accounting that was recorded on the books. Further inquiries and additional confirmation procedures proved out that accounting that was recorded on the books was inappropriate and misleading.

We believe that the foregoing event also constitutes a “reportable event” by the Company.

Very truly yours,

/S/ Michael Gillespie

Michael Gillespie & Associates, PLLC